EXHIBIT (a)(10)

October 25, 2007

Dear Participants in the Tektronix, Inc. 401(k) Plan:

You are receiving this letter and the enclosed Instruction Form in connection with the offer by Raven Acquisition Corp., an Oregon corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), to purchase all of the outstanding shares of common stock, without par value, including associated preferred stock purchase rights (the “Shares”) of Tektronix, Inc., an Oregon corporation (the “Company”), at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”). The enclosed Offer to Purchase describes the tender offer in greater detail, including the conditions that must be satisfied before Purchaser will purchase Shares in the tender offer.

This letter relates to the Shares held by you under the Tektronix 401(k) Plan (the “401(k) Plan”) that are held by The Northern Trust Company (“Northern”) as trustee of the 401(k) Plan on your behalf. A tender of such Shares can be made only by the trustee as the holder of record. However, under the terms of the 401(k) Plan, each participant or beneficiary, including you, is designated a “named fiduciary” for purposes of making a decision as to whether to instruct Northern, as trustee, to tender Shares allocated to your account under the 401(k) Plan for sale in accordance with the terms of the Offer. Because you are designated a “named fiduciary” for tender offer purposes under the 401(k) Plan, Northern is required to follow your validly delivered instructions, provided they are in accordance with the terms of the 401(k) Plan and are not inconsistent with Northern’s responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As a “named fiduciary” you are entitled to instruct Northern whether to tender all or a portion of the Shares allocated to your account under the 401(k) Plan as of the expiration date of the tender offer. Mercer HR Services, LLC (“Mercer”) is the administrator of the 401(k) Plan. In accordance with the terms of the 401(k) Plan, Northern requests instructions from you as to whether you wish to have Northern tender on your behalf any or all of such Shares held by Northern for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 15, 2007, UNLESS THE OFFER IS EXTENDED.

To instruct Northern to tender Shares held by Northern in your 401(k) Plan account, please complete the attached Instruction Form and return it to Computershare Trust Company, N.A., acting as the tabulating agent for Northern, (“Computershare”) in the envelope provided so it is received on or before 5:00 p.m., New York City time (2:00 p.m., Pacific Time), November 9, 2007 (which is four business days before the Offer is currently scheduled to expire), so that your Shares may be properly tabulated and submitted to Northern to tender before the expiration date of the Offer. Please note that if Computershare does not receive a signed Instruction Form from you by this deadline, your Shares will not be submitted to be tendered into the Offer unless Northern determines that it is obligated to tender them.

Your attention is directed to the following:

1. The Offer price is $38.00 per Share, net to the seller in cash, without interest thereon.

2. The Offer is made for all of the outstanding Shares.

3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares, and recommends that the holders of Shares tender their Shares to the Purchaser pursuant to the Offer.

4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 14, 2007, among Danaher, the Purchaser, and the Company (as it may be amended or supplemented from time to time, the “Merger

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Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Oregon Business Corporation Act, the Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger (the “Effective Time”), the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Danaher and the separate corporate existence of the Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Danaher, Purchaser or any other wholly-owned subsidiary of Danaher or the Purchaser, or by any wholly-owned subsidiary of the Company) will be canceled, and will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate, less any required withholding taxes.

5. The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on November 15, 2007, unless the Offer is extended. Please note that if the Offer is extended, the date upon which you must submit your instruction to Computershare will also be extended to 5:00 p.m., New York City time (2:00 p.m., Pacific Time), four business days before the extended date the Offer is scheduled to expire.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or stock transfer taxes on the purchase of Shares pursuant to the Offer.

7. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis (excluding Shares issuable on conversion of the Company’s Convertible Notes) on the date of purchase, and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any material applicable foreign statutes or regulations having expired or been terminated.

Your instructions to us will be kept confidential. In order to ensure that your instructions to us remain confidential, please return the enclosed Instruction Form directly to Computershare.

If you previously signed and returned a Letter of Transmittal in connection with Common Shares held by you outside your 401(k) Plan account, you must still complete the enclosed Instruction Form and return it to Computershare in order to tender Common Shares held in your 401(k) Plan account.

If you have questions relating to the 401(k) Plan, call Mercer HR Services, LLC customer service toll-free at (866) 867-6860. If you have any questions with regard to the Offer to Purchase and associated tender offer materials in connection with the Offer, or if you have not received any of the offer materials, please call the Information Agent for the Offer, MacKenzie Partners, Inc. at (800) 322-2885.

Sincerely,

THE NORTHERN TRUST COMPANY, TRUSTEE OF THE TEKTRONIX 401(K) PLAN

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INSTRUCTION FORM

IMPORTANT: READ THIS ENTIRE INSTRUCTION FORM

Instructions To The Northern Trust Company, as Trustee of the Tektronix 401(k) Plan (the “401(k) Plan”) (the “Trustee”) with regard to the Shares allocated to my account in the 401(k) Plan in response to the Offer to Purchase for Cash all Outstanding Shares of Common Stock, including associated Series B No Par Preferred Shares Purchase Rights of Tektronix, Inc. (the “Common Shares”) at $38.00 Net Per Share by Danaher Corporation (The “Offer”).

The number of Shares allocated to your account as of October 22, 2007, is set forth in this Instruction Form after the word “SHARES.”

Please check ONE box below:

☐	TENDER ALL of the Common Shares allocated to my account.

☐	TENDER ONLY the number of the Common Shares indicated below:

Number of Common Shares to be tendered (in whole numbers)                      (Please note, if the number of Common Shares indicated above is more than the number of Common Shares held in your account under the 401(k) Plan, your direction will be interpreted to be a direction to tender all of the Common Shares held in your account under the 401(k) Plan.)

☐	DO NOT TENDER any Common Shares allocated to my account.

Neither the trustee nor Mercer makes any recommendation as to your decision to tender or not to tender Common Shares allocated to your 401(k) Plan account.

As a participant in the Tektronix 401(k) Plan, I acknowledge receipt of the Offer to Purchase for Cash all Outstanding Shares of Common Stock of Tektronix, Inc. at $38.00 net per Common Share by Danaher Corporation, and hereby direct the Trustee to tender or not to tender the Common Shares allocated to my account under the 401(k) Plan as indicated above.

I understand that if I do not check one of the above boxes and sign, date and return this form to Computershare Trust Company, N.A., the Trustee will not tender the Common Shares allocated to my account.

, 2007
Signature	Date	Print Name

Your instructions may be changed or revoked at any time up until the deadline by delivering a new Instruction Form to Computershare Trust Company, N.A.

By Overnight Delivery:	By Mail:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corporate Actions	Attn: Corporation Actions
250 Royall Street	P.O. Box 43011
Canton MA 02021	Providence RI 02940-3011

By Fax:

617-360-6810

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